As filed with the Securities and Exchange Commission
                        on August 27, 1997
                                      REGISTRATION NO. 333-32753
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                         ----------------
                  PRE-EFFECTIVE AMENDMENT NO. 1
                                TO
                             FORM S-1
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                         ----------------

            STARTEC GLOBAL COMMUNICATIONS CORPORATION
      (Exact name of Registrant as specified in its charter)

                               4813
            (Primary Standard Industrial Code Number)

       MARYLAND                              52-1660985
  (State or other Jurisdiction       (I.R.S. Employer Ident. No.)
of Incorporation or Organization)       Industrial Code Number)

                         ---------------

   10411 MOTOR CITY DRIVE                   RAM MUKUNDA
     BETHESDA, MD 20817                 PRESIDENT AND CHIEF
     (301) 365-8959                     EXECUTIVE OFFICER
(Address, Including Zip Code,         10411 MOTOR CITY DRIVE
and Telephone Number, Including         BETHESDA, MD 20817
  Area Code, of Registrant's                (301) 365-8959
 Principal Executive Offices)         (Name, Address, Including
                                        Zip Code, and Telephone
                                  Number Including Area
                                    Code, of Agent for Service)

                        ----------------

                            COPIES TO:

     Thomas L. Hanley, Esq.           John L. Sullivan, III, Esq.
     Robert B. Murphy, Esq.               David L. Kaye, Esq.
Yolanda Stefanou Faerber, Esq.      Venable, Baetjer & Howard LLP
   Shulman, Rogers, Gandal,              2010 Corporate Ridge
     Pordy & Ecker, P.A.                     Suite 400
    11921 Rockville Pike                  McLean, VA 22102
     Rockville, MD 20852                   (703) 760-1600
       (301) 230-5200

                         ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT
BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box.[ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

                       PAGE 0 OF 138 PAGES
                    EXHIBIT INDEX ON PAGE II-9

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate (except for the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee) of the fees and expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions.

SEC registration fee    .............................. $7,284
NASD filing fee   ....................................      *
Nasdaq National Market listing fee  ..................      *
Legal fees and expenses    ...........................      *
Accounting fees and expenses  ........................      *
Blue Sky fees and expenses ...........................      *
Printing and engraving expenses  .....................      *
Transfer Agent and Registrar fees and expenses  ......      *
Miscellaneous  .......................................      *

Total ................................................ $    *

______________

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a

                               II-1
proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Registrant has provided for indemnification of directors, officers, employees, and agents in Article VIII of its charter. This provision reads as follows:

       (a) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director or officer of the Corporation or of a predecessor of the Corporation, or (ii)is or was a director or officer of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

       (b) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was an employee or agent of the Corporation or of a predecessor of the Corporation, or (ii) is or was an employee of agent of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or other employee benefit plan, may (but need not) be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to, attorneys' fees and court costs) actually incurred by

                               II-2
such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

     (c) Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

     (d) The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights of which any officer, director, employee or agent of the Corporation may be entitled apart from the provisions of this Article.

     Under Maryland law, a corporation is permitted to limit by provision in its charter the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant has limited the liability of its directors and officers for money damages in Article VII of its charter, as amended. This provision reads as follows:

     No director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper personal benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred Prior to such amendment, repeal or adoption.


                               II-3

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information as of July 31, 1997, regarding all sales of unregistered securities of the Registrant during the past three years. All such shares were issued in reliance upon an exemption or exemptions from registration under the Securities Act by reason of Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. In connection with each of these transactions, the securities were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "sophisticated" investors, and such persons represented to the Registrant that the shares were purchased for investment purposes only and with no view toward distribution.

     (a) In February 1995, the Registrant completed a private sale of 807,124 shares of Common Stock to a foreign corporation for an aggregate investment of $750,000. No underwriters were used in connection with either private transactions.

     (b) During the period, the Registrant also granted options pursuant to its Amended and Restated Stock Option Plan to 32 persons to purchase an aggregate of up to 269,766 shares of Common Stock at exercise prices ranging from $.30 to $1.85 per share.

     (c) On July 1, 1997, the Registrant issued warrants to purchase up to 539,800 shares of its Common Stock to Signet Bank in connection with the provision by Signet of a revolving credit facility.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
----------------------------------------------------------------

1.1*          Form of Underwriting Agreement.

3.1**         Amended and Restated Articles of Incorporation.

3.2**         Amended and Restated Bylaws.

4.1**         Specimen of Common Stock Certificate.


                               II-4
4.2* Warrant Agreement dated as of July 1, 1997 by and between Startec, Inc. and Signet Bank.

4.3*          Form of Underwriters' Warrant Agreement (including
              Form of Warrant).

4.4** Voting Agreement dated as of July 31, 1997 by and between Ram Mukunda and Vijay and Usha Srinivas.

5.1**         Opinion of Shulman, Rogers, Gandal, Pordy & Ecker,
              P.A. with respect to the Registrant's Common
              Stock.

10.1* Secured Revolving Line of Credit Facility Agreement dated as of July 1, 1997 by and between Startec, Inc. and Signet Bank.

10.2*         Lease by and between Vaswani Place Limited
              Partnership and Startec, Inc. dated as of September 1, 1994, as amended.

10.3*         Agreement by and between World Communications,
              Inc. and Startec, Inc. dated as of April 25, 1990.

10.4**        Co-Location and Facilities Management Services
              Agreement by and between Extranet
              Telecommunications, Inc. and Startec, Inc. dated as of ___, 1997.

10.5* Employment Agreement dated as of July 1, 1997 by and between Startec, Inc. and Ram Mukunda.

10.6* Employment Agreement dated as of July 1, 1997 by and between Startec, Inc. and Prabhav V. Maniyar.

10.7*         Amended and Restated Stock Option Plan.

10.8*         1997 Performance Incentive Plan.

10.9+         Subscription Agreement by and among Blue Carol
              Enterprises, Limited, Startec, Inc. and Ram
              Mukunda dated as of February 8, 1995.

10.10*** Agreement for Management Participation by and among Blue Carol Enterprises, Limited, Startec, Inc.
              and Ram Mukunda dated as of February 8, 1995, as amended as of June 16, 1997.

10.11***      Service Agreement by and between Companhia
              Portuguesa Radio Marconi, S.A. and Startec, Inc.
              as amended on February 8, 1995.


                               II-5
10.12***      Lease Agreement between Companhia Portuguesa Radio
              Marconi, S.A. and Startec, Inc. dated as of June
              15, 1996.

10.13***      Indefeasible Right of Use Agreement between
              Companhia Portuguesa Radio Marconi, S.A. and
              Startec, Inc. dated as of January 1, 1996.

10.14*** International Telecommunication Services Agreement between Videsh Sanchar Nigam Ltd. and Startec,
              Inc. dated as of November 12, 1992.

10.15***      Digital Service Agreement with Communications
              Transmission Group, Inc. dated as of October 25,
              1994.

10.16***      Lease Agreement by and between GPT Finance
              Corporation and Startec, Inc. dated as of January
              10, 1990.

10.17***      Carrier Services Agreement by and between Frontier
              Communications Services, Inc. and Startec, Inc.
              dated as of February 26, 1997.

10.18***      Carrier Services Agreement by and between MFS
              International, Inc. and Startec, Inc. dated as of July 3, 1996.

10.19*** International Carrier Voice Service Agreement by and between MFS International, Inc. and Startec,
              Inc. dated as of June 6, 1996.

10.20***      Carrier Service Agreement by and between Cherry
              Communications, Inc. and Startec, Inc. dated as of June 7, 1995.

11.1* Statement regarding computation of earnings per share.

23.1*         Consent of Arthur Andersen LLP.

23.2**        Consent of Shulman, Rogers, Gandal, Pordy & Ecker,
              P.A. (included in Exhibit 5.1).

24.1* Power of Attorney (contained on the signature page).

27.1*         Financial Data Schedule.

99.1*         Consent of Nazir G. Dossani.

99.2*         Consent of Richard K. Prins.

                               II-6
__________________

+    Filed herewith.
*    Previously filed.
**   To be filed by amendment.
*** Filed herewith. Portions of Exhibit have been omitted pursuant to a request for Confidental Treatment filed with the Securities and Exchange Commission under Rule 406 of the
Securities Act of 1933, as amended, and the Freedom of Information Act.


     (B) FINANCIAL STATEMENT SCHEDULES.

     The following financial statement schedules are included in
Part II of this Registration Statement:

     Schedule II-Valuation and Qualifying Accounts*

     All other schedules are omitted because they are inapplicable or because the information required is included in the financial statements or notes thereto.

_________________

*Previously filed.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Company's Charter or Bylaws, Maryland law, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting
Agreement certificates in such denomination and registered in

                               II-7
such names as required by the Underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, State of Maryland, on the twenty-fifth day of August, 1997.

                      STARTEC GLOBAL COMMUNICATIONS CORPORATION


                       By: /s/ Ram Mukunda
                           Ram Mukunda
                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES          TITLE                         DATE

/s/ Ram Mukunda     President, Chief Executive    August 25, 1997
Ram Mukunda         Officer, Treasurer and Director
                    (Principal Executive Officer)

/s/ *               Senior Vice President,        August 25, 1997
Prabhav V. Maniyar  Chief Financial Officer,
                    Secretary and Director
                    (Principal Financial and
                    Accounting Officer)

                               II-8

/s/ *               Director                      August 25, 1997
Vijay Srinivas

___________________________

By:  /s/ Ram Mukunda
     Ram Mukunda
     Attorney-in-Fact

                          EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION OF EXHIBIT                      PAGE
----------------------------------------------------------------

1.1*     Form of Underwriting Agreement.

3.1**    Amended and Restated Articles of Incorporation.

3.2**    Amended and Restated Bylaws.

4.1**    Specimen of Common Stock Certificate.

4.2* Warrant Agreement dated as of July 1, 1997 by and between Startec, Inc. and Signet Bank.

4.3*     Form of Underwriters' Warrant Agreement (including
         Form of Warrant).

4.4** Voting Agreement dated as of July 31, 1997 by and between Ram Mukunda and Vijay and Usha Srinivas.

5.1**    Opinion of Shulman, Rogers, Gandal, Pordy & Ecker,
         P.A. with respect to the Registrant's Common
         Stock.

10.1* Secured Revolving Line of Credit Facility Agreement dated as of July 1, 1997 by and between Startec, Inc. and Signet Bank.

10.2*    Lease by and between Vaswani Place Limited
         Partnership and Startec, Inc. dated as of September 1, 1994, as amended.

10.3*    Agreement by and between World Communications,
         Inc. and Startec, Inc. dated as of April 25, 1990.

10.4**   Co-Location and Facilities Management Services
         Agreement by and between Extranet
         Telecommunications, Inc. and Startec, Inc. dated as of ___, 1997.
                               II-9
10.5* Employment Agreement dated as of July 1, 1997 by and between Startec, Inc. and Ram Mukunda.

10.6* Employment Agreement dated as of July 1, 1997 by and between Startec, Inc. and Prabhav V. Maniyar.

10.7*    Amended and Restated Stock Option Plan.

10.8*    1997 Performance Incentive Plan.

10.9+    Subscription Agreement by and among Blue Carol      11
         Enterprises, Limited, Startec, Inc. and Ram
         Mukunda dated as of February 8, 1995.

10.10*** Agreement for Management Participation by and       26
         among Blue Carol Enterprises, Limited, Startec, Inc.
         and Ram Mukunda dated as of February 8, 1995, as amended as of June 16, 1997.

10.11*** Service Agreement by and between Companhia          41
         Portuguesa Radio Marconi, S.A. and Startec, Inc.
         as amended on February 8, 1995.

10.12*** Lease Agreement between Companhia Portuguesa Radio  45
         Marconi, S.A. and Startec, Inc. dated as of June
         15, 1996.

10.13*** Indefeasible Right of Use Agreement between         48
         Companhia Portuguesa Radio Marconi, S.A. and
         Startec, Inc. dated as of January 1, 1996.

10.14*** International Telecommunication Services Agreement  54
         between Videsh Sanchar Nigam Ltd. and Startec,
         Inc. dated as of November 12, 1992.

10.15*** Digital Service Agreement with Communications       62
         Transmission Group, Inc. dated as of October 25,
         1994.

10.16*** Lease Agreement by and between GPT Finance          73
         Corporation and Startec, Inc. dated as of January
         10, 1990.

10.17*** Carrier Services Agreement by and between Frontier  105
         Communications Services, Inc. and Startec, Inc.
         dated as of February 26, 1997.

10.18*** Carrier Services Agreement by and between MFS       112
         International, Inc. and Startec, Inc. dated as of July 3, 1996.

10.19*** International Carrier Voice Service Agreement by    122

                              II-10
         and between MFS International, Inc. and Startec,
         Inc. dated as of June 6, 1996.

10.20*** Carrier Service Agreement by and between Cherry     128
         Communications, Inc. and Startec, Inc. dated as of June 7, 1995.

11.1* Statement regarding computation of earnings per share.

23.1*    Consent of Arthur Andersen LLP.

23.2**   Consent of Shulman, Rogers, Gandal, Pordy & Ecker,
         P.A. (included in Exhibit 5.1).

24.1* Power of Attorney (contained on the signature page).

27.1*    Financial Data Schedule.

99.1*    Consent of Nazir G. Dossani.

99.2*    Consent of Richard K. Prins.

__________________

+    Filed herewith.
*    Previously filed.
**   To be filed by amendment.
*** Filed herewith. Portions of Exhibit have been omitted pursuant to a request for Confidental Treatment filed with the Securities and Exchange Commission under Rule 406 of the
Securities Act of 1933, as amended, and the Freedom of Information Act.